EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the incorporation by reference in the registration statement pertaining to the stock option plan of 1982, the equity incentive plan and the stock option plan for nonemployee directors of Mediware Information Systems, Inc. on Form S-8 of our report dated August 24, 1995, on our audits of the financial statements of Mediware Information Systems, Inc. as of June 30, 1995 and for the years ended June 30, 1995 and June 30, 1994, which report is included in the annual report on Form 10-KSB for the year ended June 30, 1995.



/s/ Richard A. Eisner & Company, LLP
____________________________________

New York, New York
June 27, 1996


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